UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.___)

Filed by the Registrant ☒                                         Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

SCPIE HOLDINGS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

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Talking Points Regarding TDC Acquisition

SCPIE Holdings Inc. (the “Company”) has announced that it has agreed to be acquired by The Doctors Company (“TDC”) pursuant to a merger agreement the parties signed on October 15, 2007. As previously reported, TDC has agreed to pay $28.00 in cash for each outstanding share of Company common stock in a merger transaction valued at approximately $281 million. The Company has prepared these talking points for Company staff members to answer certain questions regarding the merger.

I heard that SCPIE is being acquired by The Doctors Company.

When will this occur?

On October 15, SCPIE signed a merger agreement to be acquired by The Doctors Company. However, before that can occur, a number of approvals must be received. Since we are a public company, the transaction will not close unless SCPIE’s stockholders approve the transaction at a special meeting that we expect will be held in February 2008. It must also be approved by the departments of insurance in California, Delaware and Arkansas. And it must be reviewed by the Federal Trade Commission or the Antitrust Division of the Department of Justice for antitrust reasons.

As a result of this extensive approval process, it is anticipated that the transaction will be completed sometime before June 30, 2008, but not prior to February 1, 2008.

What constitutes approval by the stockholders?

We anticipate mailing out proxy materials to stockholders in January, and that the special meeting to vote on the merger will be held in February. We will need a majority vote of holders of all outstanding shares of SCPIE’s common stock (50% of outstanding shares + 1) to move forward with the merger.

How will this affect my policy with you?

Most insureds with SCPIE Indemnity Company policies have a renewal date of January 1. These policies are in effect for one year (January 1-December 31). If you renew your policy with SCPIE this January (2008), that policy will not change until the policy year is over, even if the acquisition by The Doctors Company closes mid-year.

TDC is headquartered up in Napa. Will it keep your offices in Los Angeles?

TDC has a regional office in Santa Monica. If the transaction occurs, some operations that are best handled in Southern California may relocate there. At any rate, regardless of where it is, TDC is committed to keeping an office in Southern California. The current SCPIE headquarters are expected to close.

Besides being an insured, I am also a SCPIE stockholder. What will happen to my shares of SCPIE common stock when the acquisition is completed?

TDC has agreed to pay $28 per share of outstanding SCPIE common stock under the merger agreement, subject to a number of conditions set forth in the agreement. If the merger closes, then SCPIE’s stockholders will receive instructions for surrendering their shares in exchange for the cash merger consideration after the closing.

I lost my stock certificate. Must I be in physical possession of it to be paid out by the merger?

If the merger closes, then SCPIE’s stockholders will receive instructions on how to receive the merger consideration if their stock certificates have been lost, stolen or destroyed. Please note that following the closing TDC may require a stockholder to post a bond as an indemnity against any claim that may be made against TDC with respect to a lost, stolen or destroyed certificate before the stockholder will be able to receive the merger consideration.

[Optional, depending on answer above]

If I lost my stock certificate, how can I obtain a replacement certificate?

You need to contact Mellon, SCPIE’s stock transfer agent and registrar, at 800/953-2491. It would be helpful if you gave the Mellon telephone representative your original stock certificate number and Investor ID number, which can be obtained from our Communications Department at 310/551-5936.

There is a fee for replacing lost, stolen or destroyed stock certificates.

Can I sell my shares now rather than waiting for the merger?

Yes, you are free to sell your shares at any time through your personal stockbroker. However, we can make no recommendation whether you should do so.

Can SCPIE or Mellon (the stock registrar and transfer agent) sell my shares for me?

No, we don’t have any programs set up to do that. You need to sell them through your personal stockbroker.

If I sell my shares, how will that affect my insurance policy with SCPIE?

It won’t. Your stock has no bearing on your insurance policy with SCPIE and vice versa.

In terms of income tax purposes, what would be the cost basis of the shares if I sell them?

Generally speaking, the merger will be a taxable transaction to SCPIE’s stockholders. Because each stockholder’s circumstances will be different, we suggest that you should speak to your financial advisor to discuss your investment in SCPIE’s common stock.

Additional Information About the Merger and Where to Find It

In connection with the merger, SCPIE intends to file relevant materials with the Securities and Exchange Commission (SEC), including a proxy statement. INVESTORS ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE DOCTORS COMPANY, SCPIE AND THE MERGER. The proxy statement and other relevant materials (when they become available) and any other documents filed by SCPIE with the SEC may be obtained free of charge at the SEC’s website at http://www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by contacting SCPIE’s communications department at SCPIE Holdings Inc., 1888 Century Park East, Suite 800, Los Angeles, California 90067-1712, or by accessing SCPIE’s website (www.scpie.com) and clicking on the Investors/Media section. Investors are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.

SCPIE and its executive officers and directors may be deemed to be participating in the solicitation of proxies in connection with the merger. Information about the executive officers and directors of SCPIE and the number of shares of SCPIE’s common stock beneficially owned by such persons is set forth in the proxy statement for SCPIE’s 2007 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2007, and in the reports filed by the executive officers and directors under Section 16 of the Securities Exchange Act of 1934, as amended, since such date. Investors may obtain additional information regarding the direct and indirect interests of SCPIE and its executive officers and directors in the merger by reading the proxy statement regarding the merger when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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